PROSPECTUS SUPPLEMENT NO. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                 GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



          This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 30, 2001

          The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.


                                Principal          Common
                                Amount of           Stock
                                  Notes          Beneficially                          Common Stock
                               Beneficially        Owned                           Beneficially Owned After
                                Owned and          Before        Common Stock           Offering
Name                             Offered          Offering       Offered(1)     Amount         Percent
----                             -------          --------       ----------     ------         -------


Century National Insurance      $475,000        17,810            17,810        0              *
Company

First Mercury Insurance         $25,000           937               937         0              *
Company Total Return

JAS Securities                 $2,000,000       74,990            74,990        0              *

National Union Fire            $1,500,000       56,242            56,242        0              *
Insurance Company of
Pittsburgh, PA


*   Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.